Exhibit 99.1

Excel Trust, Inc. Reports Second Quarter Results

Company Release - 08/11/2010

San Diego, CA—Excel Trust, Inc. (NYSE:EXL) announced today financial and operating results for the period ended June 30, 2010.

Earnings and Operations

Excel Trust reported Funds From Operations (FFO) for the period from April 28, 2010, the date it completed its initial public offering, to June 30, 2010 of negative $1.0 million, or ($0.07) per basic and diluted share. FFO included audit and other non-recurring organizational costs related to Excel Trust’s IPO of approximately $1.0 million. Excluding these costs for the period, FFO was a negative $17,000. The results reflect less than a full quarter of property operations since the properties were acquired throughout the quarter.

Excel Trust considers FFO an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and a definition of FFO are included at the end of this release.

Net loss attributable to common stockholders for the quarter was $1.8 million, or $0.11 per diluted share.

Acquisitions

Since the completion of its initial public offering through June 30, 2010, Excel Trust has acquired 15 properties for a total of $171.9 million, including the assumption of debt. At June 30, 2010, Excel Trust had a remaining cash balance of $91.2 million.

Since June 30, 2010, Excel Trust also acquired Mariner’s Point Shopping Center in St. Marys, GA for approximately $6.6 million, including the assumption of debt. The property has approximately 45,215 square feet of gross leasable area and is anchored by a non-owned Super Wal-Mart.

Line of Credit

On July 8 2010, Excel Trust entered into an unsecured revolving credit facility of up to $125.0 million. Excel Trust has the option of increasing the credit facility to $400.0 million, subject to lender commitments and other conditions. The maturity date is July 7, 2013 and can be extended for one year at Excel Trust’s option. The revolving credit facility bears interest at the rate of LIBOR plus a margin of 275 basis points to 375 basis points, depending on Excel Trust’s leverage ratio, with a LIBOR floor of 1.50%.

Conference Call

In conjunction with Excel Trust’s results, you are invited to listen to its conference call on Thursday, August 12 at 1:00 p.m. eastern time either through a live audio webcast on the Investor Relations section of Excel Trust’s web site at www.ExcelTrust.com, or live by calling 800-706-7741 (domestic) or 617-614-3471 (international) with call ID number 13594762. If you are unable to participate during the live call, the call will also be archived on the web site.

Supplemental Information

Excel Trust has published a supplemental information package on the Investor Relations section of Excel Trust’s web site at www.ExcelTrust.com. A copy may also be obtained by written request to Greg Davis, Investor Relations, Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128.

Reconciliation of Net Loss Attributable to Common Stockholders to Funds From Operations

Excel Trust’s FFO available to common stockholders and operating partnership unitholders and a reconciliation to net income for the period from April 28, 2010 through June 30, 2010 is as follows:

Net loss attributable to common stockholders	$(1,752,000)

Adjustments to reconcile to Funds from Operations:

Depreciation and amortization expense	$746,000

Funds From Operations – Basic and Diluted	$(1,006,000)

Weighted Average Shares For Diluted FFO per Share – Basic and Diluted	15,460,000

FFO per Share - Basic and Diluted	$(0.07)

Other items included in funds from operations:

Organizational and other non-recurring costs related to the IPO	$(1,023,000)

Straight-line rents	$73,000

Amortization of above/below market leases and lease incentives	$90,000

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Excel Trust considers FFO an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Excel Trust computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Excel Trust’s computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor is it indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company intends to be treated as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2010. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit http://www.exceltrust.com.

Forward-looking Statements

This press release contains forward-looking statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks include, without limitation: adverse economic or real estate developments in the retail industry or the markets in which Excel Trust operates; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; Excel Trust’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; Excel Trust’s inability to successfully complete real estate acquisitions or successfully operate acquired properties and Excel Trust’s failure to qualify or maintain its status as a REIT. For a further list and description of such risks and uncertainties that could impact Excel Trust’s future results, performance or transactions, see the reports filed by Excel Trust with the Securities and Exchange Commission, including its final prospectus relating to its initial public offering and quarterly reports on Form 10-Q. Excel Trust disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Excel Trust, Inc.

Contact:

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.ExcelTrust.com